Exhibit 99.1

Immediate Release

Margaret B. Zminda
Treasurer and
Director, Investor
Relations

(215) 517-2010

SPS TECHNOLOGIES ANNOUNCES THIRD QUARTER EARNINGS

      Jenkintown, PA - October 22, 2003 - SPS TECHNOLOGIES, INC. (NYSE - ST) reports that net earnings for the third quarter of 2003 were $4.6 million or $0.35 per diluted share compared with the loss of $6.3 million or $0.48 per diluted share reported for the third quarter of 2002. Results for the third quarter of 2003 include $2.0 million in pre-tax costs ($1.3 million after-tax or $0.10 per diluted share) associated with the Company's pending acquisition by Precision Castparts Corp. (NYSE - PCP) announced on August 18, 2003. Results for the third quarter of 2002 include a pre-tax charge of $16.0 million ($11.2 million after tax or $0.85 per diluted share) recorded in connection with the Company's 2002 restructuring plan and restructure related costs of $0.4 million ($0.3 million after tax or $0.02 per diluted share). Proforma net earnings before acquisition related costs for the third quarter of 2003 were $5.9 million or $0.45 per diluted share. This compares to proforma net earnings before restructure related costs of $5.2 million or $0.39 per diluted share reported for the third quarter of 2002. A reconciliation of proforma net earnings before acquisition and restructure related costs to reported net earnings appears in the financial schedules that accompany this news release.

     Net sales for the third quarter were $203.9 million compared to $205.1 million last year. For the third quarter, the impact of changes in foreign exchange rates, particularly in the UK and Eurozone currencies, increased revenues over the same period a year ago by $3.5 million. This impact along with increased sales by the Specialty Materials and Alloys segment and the U.K. operations of the Aerospace Fasteners and Components segment were offset by lower revenues of the Magnetic Products segment and the North American operations of the Aerospace Fasteners and Components segment in comparison to the same period a year ago. The Company realized operating margin improvement in comparison to the same period a year ago in spite of the volume declines, particularly in the Magnetic Products segment.

     Incoming orders for the third quarter were $196.2 million, a 2% decline from the $200.4 million reported a year ago. This reduction was primarily due to reductions in orders in the Magnetic Products segment, where orders were down $4.0 million, or 15%, from the level recorded in the third quarter of 2002 and in the Specialty Materials and Alloys segment, where orders were down $2.4 million, or 8%, from the third quarter of 2002. The effect of exchange rate changes improved reported orders by $3.0 in comparison to last year. Orders for the Engineered Products segment, excluding currency impacts were down $3.5 million, or 5% from 2002 levels but orders for Aerospace Fasteners and Components, excluding currency impacts, were up $2.9 million, or 4%, over the same period a year ago. The book to bill ratio for the third quarter was 0.96 and the absolute value of orders was down $4.2 million, or 2%, from the second quarter of 2003. Backlog at September 30, 2003 was $279.0 million, essentially unchanged from backlog reported at December 31, 2002.

     For the nine months ended September 30, 2003, incoming orders were $623.5 million compared to $620.9 million for the same period a year ago. The impact of exchange rate changes increased incoming orders by $10.4 million versus the first nine months of 2002. Net sales were $630.7 million compared to $628.8 million for the first nine months of 2002. The impact of exchange rate changes increased net sales for the nine months ended September 30, 2003 by $10.8 million versus the same period in 2002. Year-to-date net earnings for the nine months ended September 30, 2003 were $15.7 million or $1.20 per diluted share compared to $2.4 million or $0.18 per diluted share for the same period in 2002. Proforma net earnings before acquisition and restructure related costs for the first nine months of 2003 were $17.9 million or $1.37 per diluted share. This result compares to proforma net earnings of $17.6 million or $1.33 per diluted share for the same period a year ago, which excludes restructure related costs and legal settlement impacts. A reconciliation of proforma net earnings before restructure related costs and legal settlement impacts to reported net earnings appears in the financial schedules that accompany this news release.

     As of September 30, 2003, the Company had cash balances of $74.8 million and total debt of $224.4 million. The ratio of net debt to total capitalization was 28% at September 30, 2003, down from 30% at the end of the second quarter of 2003. Condensed Balance Sheet information is included in the financial schedules that accompany this news release.

     Cash provided by operating activities for the third quarter was $5.0 million, compared with $9.0 million for the same period a year ago. Cash provided by operating activities for the third quarter included pension contributions for the Company's U.S. defined benefit pension plans of $11.8 million, compared with a contributions of $1.0 million for the same period a year ago. The 2003 contributions include discretionary pension contributions of approximately $7.0 million over the required funding levels in order to improve the funded status of the plans. Net cash flow for the third quarter was $6.2 million, compared to a net cash outflow of $24.3 million for the same period in 2002. Capital expenditures for the third quarter were $6.4 million, compared to $3.8 million for the third quarter of 2002. The Company received $5.7 million in proceeds from the exercise of stock options in the third quarter of 2003.

     Year to date cash provided by operating activities was $11.6 million compared with $28.5 million for the same period a year ago. Year to date net cash flow is a net outflow of $1.2 million compared with a net cash outflow of $24.9 million for the same period in 2002. Year to date capital expenditures were $18.6 million for the period ended September 30, 2003 compared to $17.4 million for the same period in 2002.

     This news release contains statements, which may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect SPS Technologies' current views about future events and financial performance. Investors should not rely on forward-looking statements because they are subject to a variety of assumptions, risks and uncertainties that could cause actual results, performance or achievements of SPS Technologies to differ materially from the Company's expectations. The Company's actual results could differ materially from those mentioned in such forward-looking statements as a result of the risks associated with the Company's business, changes in general economic conditions, and changes in the assumptions used in making the forward-looking statements. The Company expressly does not undertake any duty to update forward-looking statements and does not undertake any obligation to publicly release any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this news release. Additional information regarding these risk factors and uncertainties is detailed in the Company's Securities and Exchange Commission filings.

PR 03-10 MBZ

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SPS TECHNOLOGIES, INC.
STATEMENTS OF CONSOLIDATED OPERATIONS
(Unaudited--Thousands of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Net sales	$203,911	$205,125	$630,721	$628,783
Cost of goods sold	165,949	170,275	517,904	520,407
Gross Profit	37,962	34,850	112,817	108,376
Selling, general and
administrative expense	27,468	24,534	77,753	75,466
Restructurings &
impairments	0	13,600	0	14,500
Operating earnings (loss)	10,494	(3,284)	35,064	18,410
Other income (expense):
Interest income	229	201	688	619
Interest expense	(4,018)	(4,569)	(12,237	(13,841)
Other, net	(145)	(1,094)	(505)	(1,324)
Earnings (loss) before income taxes	6,560	(8,746)	23,010	3,864
Provision (benefit) for income taxes	1,940	(2,436)	7,300	1,494
Net earnings (loss)	$4,620	($6,310)	$15,710	$2,370
Earnings Per Share:
Basic	$0.36	($0.48)	$1.21	$0.18
Diluted	$0.35	($0.48)	$1.20	$0.18
Shares used to compute:
Basic EPS	12,969	13,162	12,987	13,145
Diluted EPS	13,120	13,216	13,080	13,246

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SPS TECHNOLOGIES, INC.
PRO FORMA STATEMENTS OF CONSOLIDATED OPERATIONS
EXCLUDING CHARGES LISTED BELOW
(Unaudited--Thousands of dollars, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Net sales	$203,911	$205,125	$630,721	$628,783
Cost of goods sold	165,949	168,775	517,904	518,907
Gross Profit	37,962	36,350	112,817	109,876
Selling, general and
administrative expense	25,468	24,092	74,413	70,264
Operating earnings	12,494	12,258	38,404	39,612
Other expense, net	3,934	4,562	12,054	13,646
Earnings before income
taxes	8,560	7,696	26,350	25,966
Provision for income taxes	2,640	2,530	8,402	8,402
Proforma net earnings	$5,920	$5,166	$17,948	$17,564
Proforma diluted EPS	$0.45	$0.39	$1.37	$1.33
Reconciliation of Pro Forma to Reported Net Earnings
Proforma net earnings	$5,920	$5,166	$17,948	$17,564
Net of tax:
Restructurings &
impairments	0	(11,216)	0	(11,906)
Other restructure
related charges	0	(260)	(938)	(1,960)
Expenses to Sell Company	(1,300)	0	(1,300)	0
Legal settlement charges	0	0	0	(1,328)
Reported net earnings	$4,620	($6,310)	$15,710	$2,370
Diluted EPS	$0.35	($0.48)	$1.20	$0.18
Shares used to compute:
Diluted EPS	13,120	13,216	13,080	13,246

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SPS TECHNOLOGIES, INC.
SEGMENT INFORMATION
(Unaudited--Thousands of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002
Incoming Orders:
Aerospace Fasteners
and Components	$72,548	$68,674	$226,635	$212,877
Engineered Fasteners
and Components	74,267	75,927	231,395	227,462
Specialty Materials
and Alloys	26,578	28,985	97,528	94,430
Magnetic Products	22,774	26,812	67,983	86,092
	$196,167	$200,398	$623,541	$620,861
Net Sales:
Aerospace Fasteners
and Components	$77,353	$76,123	$230,312	$230,823
Engineered Fasteners
and Components	74,783	73,966	232,804	221,001
Specialty Materials
and Alloys	29,466	28,547	95,058	94,297
Magnetic Products	22,309	26,489	72,547	82,662
	$203,911	$205,125	$630,721	$628,783
Operating earnings (loss):
Aerospace Fasteners
and Components	$7,390	$5,216	$19,286	$17,469
Engineered Fasteners
and Components	3,049	(7,598)	10,854	(1,744)
Specialty Materials
and Alloys	3,902	3,393	12,169	11,928
Magnetic Products	1,403	(945)	4,565	397
Unallocated
Corporate Cost	(5,250)	(3,350)	(11,810)	(9,640)
	$10,494	($3,284)	$35,064	$18,410

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SPS TECHNOLOGIES, INC.
SEGMENT INFORMATION
(Unaudited--Thousands of dollars)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2003	2002	2003	2002

Pro Forma operating earnings excluding expenses and wind-down losses related to restructure actions, expenses to sell the Company and legal settlement charges:
Aerospace Fasteners
and Components	$7,390	$7,225	$19,286	$21,130
Engineered Fasteners
and Components	3,049	3,320	12,094	10,764
Specialty Materials
and Alloys	3,902	3,702	12,169	12,237
Magnetic Products	1,403	1,161	4,665	4,921
Unallocated
Corporate Cost	(3,250)	(3,150)	(9,810)	(9,440)
	12,494	12,258	38,404	39,612
Expenses and wind-down
losses related to
restructure actions	0	(15,542)	(1,340)	(19,052)
Expenses to Sell Company	(2,000)	0	(2,000)	0
Legal settlement charges	0	0	0	(2,150)
Reported operating
earnings	$10,494	($3,284)	$35,064	$18,410

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SPS TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited--Thousands of dollars)

	September 30,	December 31,
	2003	2002
Cash	74,753	75,982
Other current assets	328,503	313,895
Property, plant and equipment, net	213,811	216,406
Other assets	245,057	232,332
Total assets	$862,124	$838,615

Current liabilities	154,367	158,043
Deferred income taxes	22,358	20,237
Long-term debt	209,082	213,074
Other liabilities	99,606	100,327
Shareholders' Equity	376,711	346,934
Total liabilities and shareholders' equity	$862,124	$838,615